Exhibit 99.1



           Unofficial Transcript of November 13, 2002 Conference Call



Operator:                     I would like to thank you all for holding and
                              welcome to your conference call with Susan Watson of the Interpublic Group. Ms. Watson, I turn it over to you and as a reminder to your participants, this conference call is being recorded for transcription and basic conference replay. Thank you, ma'am, and thank you for using
                              Sprint.

Susan Watson:                 Thank you operator. This afternoon, Interpublic
                              released third quarter revenues and EPS, and indicated that its previously announced earnings restatements for the years dating back to 1997 would total $181.3 million. The release is available on First Call, Bloomberg, Business Wire and on our Website, www.interpublic.com.

                              With me today to discuss the announcement are John Dooner, Chairman and CEO, and Sean Orr, Interpublic's Chief Financial Officer. A replay of this call will be available for 24 hours only by dialing 800-252-6030. International callers should dial 402-220-2491. The access number for the call is 14252258. The call will also be archived at our website for 30 days.

                              Because of the expanded scope and complexity of the restatement and the associated auditing activity, where much of our effort has been centered, Interpublic has not completed the process of analyzing the current quarter and year to date financial statement sufficiently to provide you with the appropriate details we typically give you at the end of each quarter. A full analysis of our third quarter performance will therefore be released after market on Tuesday, November 19. We will send out new conference call details before the close of business on Friday. Unfortunately, because our financial statements are not yet complete we will not be able to entertain any questions at the end of this briefing. We invite you to join us on Tuesday for a complete and interactive discussion of the details of our financial performance. Now it is my pleasure to introduce John Dooner.

John Dooner:                  Thank you, Susan. I would like to start by
                              expressing my disappointment and frustration that this restatement issue has haunted Interpublic since we discovered it three months ago. Many investors have expressed their anger, which is understandable, and on behalf of Interpublic, I would like to express our regret to our shareholders for this turmoil caused by this episode. I also want to express appreciation to the many individuals on Interpublic's financial team who have been diligent and unrelenting in the way that they have tackled these issues.

                              While it is very unfortunate that the news dribbled out over a period of weeks, it was, however, appropriate for us to be absolutely thorough in pursuing this process, as well as informing you along the way. Thankfully, we can finally put this behind us and now really, really focus 100 percent of our energy on building our business. I would like to now turn it over to Sean, who'll provide some of the details of the restatement.

Sean Orr:                     Thank you, John. And I would just like to comment
                              at the outset that by necessity, my comments are going to be limited largely to the contents of the press release, but we will provide much more detail next Tuesday.

                              Relative to the restatement, I would like to echo John's thanks to the many people and professionals that were involved in the process, which was a long, expansive, three-month process; which by its nature was an iterative process. As such, as you find items, you continue to expand the scope of your work and repeat that cycle until you are satisfied that you are complete. We had two premier law firms involved in the process, two "Big Four" accounting firms involved in the process, countless internal resources involving tens of thousands of man-hours of effort, involving visits to over 50 countries around the world. And although the focus of the effort was on McCann-Erickson and McCann-Erickson in Europe, the review covered all parts of the company. We are confident that the process is complete and that the prior period balance sheet adjustment is $181.3 million. This adjustment primarily relates to the years 2001 and prior, and the adjustments all represent non-cash adjustments that have no impact on the cash earnings or cash flows of the company.

                              The company is now in the process of determining the proper period in which to record each portion of the restatement. That work is happening as we speak. We are availing ourselves, as Susan alluded to, to the automatic extension of our 10-Q filing to next Tuesday and we will be filing the 10-K/A with the restatement as soon thereafter as possible, but certainly no later than December 5th. On Tuesday we will have a normal full analysis of our 10-Q filing and our third quarter results, as well as more details as it relates to the restatement itself.

                              One last point on this matter for now is that I do want to repeat the non-cash nature of these items and as such we are talking about matters that are strictly internal to Interpublic from a cost perspective. These items do not affect client accounting. They do not affect the quality of the products or the services that we deliver to our clients and they do not affect our ability to pursue new business with new clients, which continues to be something in which we are highly competitive.

                              Relative to actions we are taking as a result of the findings of this expansive review, you have already seen and we repeated in the release today, that we are performing a search for a new Chief Financial Officer at McCann-Erickson WorldGroup and are very close to hiring a very highly qualified individual that we are very excited about. Hopefully there will be more news on that as early as Tuesday. We have also asked Joe Studley, the former Controller of the Interpublic Group, to act as Controller of the McCann-Erickson WorldGroup and he is doing so in providing leadership over the financial reporting function there.

                              There are numerous other actions, both personnel actions and procedural actions, that are taking place as a consequence of these findings and review and we will elaborate more fully on those in the conference call on Tuesday.

                              Relative to the earnings for the quarter, we did indicate that the earnings will be two cents for the quarter, which is six cents short of the lower end of the 8 to 10 cent range we had previously announced. The difference is fully accounted for by unanticipated charges, principally at McCann, that arose during this comprehensive review, that needed to be taken in the current period. So these unanticipated charges do equal at least six cents and are a result of this thorough review that we performed in the quarter.

                              As with all other items that we are discussing today, and have disclosed in the press release today, we will discuss them more fully on Tuesday, at which time, as is our usual practice, we will be available for questions and answers. We all look forward to that session and the opportunity to have an interactive and robust session discussing these matters and like John, I look forward to getting this issue behind us so we can get on with the business of building a better Interpublic.

Susan Watson:                 Thank you Sean. Thank you John. Thank you
                              everybody for joining us. This will conclude our call.